Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 5, 2026
NACCO INDUSTRIES
ANNOUNCES SECOND QUARTER 2026 RESULTS

Consolidated Q2 2026 Highlights:
•Gross profit of $15.2 million improved 123% over Q2 2025 on 6% revenue increase
•Operating loss of $2.3 million includes $12.0 million of solar asset impairment charges
•Net loss of $1.0 million, or $0.13 per share, versus Q2 2025 net income of $3.3 million, or $0.44 per share
•Adjusted EBITDA of $15.9 million up 72% over Q2 2025; down 3% sequentially

Cleveland, Ohio, Wednesday, August 5, 2026 - NACCO Industries® (NYSE: NC) today announced consolidated results for the three and six months ended June 30, 2026.

"NACCO delivered significant year-over-year improvement in both gross profit and Adjusted EBITDA," said J.C. Butler, NACCO President and Chief Executive Officer. "While consolidated results included asset impairment charges related to solar projects, underlying momentum across our segments during the first half of 2026 remained strong. We expect operating performance to moderate in the second half, but the growth opportunities underway and our disciplined capital criteria give us confidence in our trajectory as we move into 2027. We will continue to focus on executing our business plan, strengthening our balance sheet and creating long-term value for our shareholders."

	Three Months Ended
($ in thousands, except per share amounts)	6/30/2026	6/30/2025	Year/Year % Change	3/31/2026	Sequential % Change
Revenues	$72,310	$68,235	6%	$62,775	15%
Gross profit	$15,202	$6,820	123%	$14,291	6%
Asset impairment charges	$11,984	$—	**n/m	$—	**n/m
Operating profit (loss)	$(2,267)	$(51)	**n/m	$11,016	(121)%
Net Income (loss)	$(963)	$3,260	(130)%	$8,836	**n/m
Diluted EPS	$(0.13)	$0.44	(130)%	$1.17	**n/m
Consolidated Adjusted EBITDA*	$15,908	$9,259	72%	$16,397	(3)%
*Non-GAAP financial measures are defined and reconciled on page 8. / ** n/m = not meaningful

Strong second-quarter 2026 performance across each reportable segment led to substantial year-over-year improvements in gross profit. This strong operating performance was more than offset by impairment charges related to certain solar development projects within ReGen Resources.

Excluding the effect of the impairment charges, operating results decreased moderately from the first quarter of 2026. The decline was primarily due to lower earnings than anticipated from an equity investment in the Minerals and Royalties segment. In the Coal Mining segment, operational issues at Mississippi Lignite Mining Company's customer's power plant and reduced earnings of unconsolidated mines also contributed to the decline.

Liquidity
At June 30, 2026, the Company had outstanding debt of $120.1 million. Total liquidity was $114.6 million, which consisted of $45.5 million of cash and $69.1 million of availability under our revolving credit facility. Consistent with our focus on balance sheet strength, we are prioritizing the use of free cash flow to enhance liquidity and reduce debt while continuing to fund disciplined, high-return investment opportunities.

Detailed Discussion of 2026 Second Quarter Compared to 2025 Second Quarter

Utility Coal Mining Results

	2026	2025
Tons of coal delivered	(in thousands)
Unconsolidated operations	4,920	3,736
Consolidated operations	633	890
Total deliveries	5,553	4,626

	2026	2025
	(in thousands)
Revenues	$21,477	$28,626
Gross profit (loss)	$373	$(1,701)
Earnings of unconsolidated operations	$13,646	$11,656
Operating expenses(1)	$7,739	$8,733
Operating profit	$6,280	$1,222
Segment Adjusted EBITDA(2)	$8,684	$3,354
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Utility Coal Mining revenues decreased 25% from the prior year. Operational issues at Mississippi Lignite Mining Company's customer's power plant during the 2026 second quarter resulted in a decline in consolidated tons delivered. Favorable contractual pricing partly offset the effect of reduced deliveries.

Despite lower revenues, operating profit and Segment Adjusted EBITDA improved significantly year over year. These gains primarily reflect improved Mississippi Lignite Mining Company results, increased earnings of unconsolidated operations and decreased operating expenses.

Mississippi Lignite Mining Company results benefited from redeploying crews to execute planned reclamation activities during power plant outages. These factors drove a meaningful improvement in gross profit compared with the prior year, when results were affected by a $1.3 million inventory impairment charge.

Earnings of unconsolidated operations improved year over year primarily due to increased customer requirements at Coteau and Coyote Creek.

Contract Mining Results

	2026	2025
	(in thousands)
Tons delivered	16,013	13,947

	2026	2025
	(in thousands)
Total revenues	$36,919	$30,723
Reimbursable costs	20,480	18,503
Revenues excluding reimbursable costs	$16,439	$12,220
Operating profit	$3,765	$1,010
Segment Adjusted EBITDA(1)	$6,258	$3,927
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Second-quarter 2026 results benefited from the commencement and ramp up of a new dragline services contract, reflecting continued progress in the strategic expansion of Contract Mining's business model. This contract combined with increased customer requirements at the limestone mining operations led to a 34% increase in revenues, net of reimbursed costs, and substantial year-over-year increases in both operating profit and Segment Adjusted EBITDA.

Minerals and Royalties Results

	2026	2025
	(in thousands)
Revenues	$10,617	$7,268
Operating profit	$6,748	$5,205
Segment Adjusted EBITDA(1)	$7,692	$6,050
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals and Royalties revenues, operating profit and Segment Adjusted EBITDA increased primarily due to a 46% increase in royalty revenues. The improvements were primarily driven by higher oil prices and a favorable adjustment to prior period pricing estimates. The revenue growth was partially offset by lower second-quarter 2026 earnings from an equity investment.

Unallocated

	2026	2025
	(in thousands)
Revenues	$3,297	$1,618
Asset impairment charges	$11,984	$—
Operating loss	$(19,060)	$(7,488)
Segment Adjusted EBITDA(1)	$(6,807)	$(7,291)
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Unallocated primarily includes the financial results of Mitigation Resources of North America®, ReGen Resources and other developing businesses that are not directly attributable to our reportable segments, as well as Bellaire Corporation and public company administrative costs.

Unallocated revenues increased over the prior year quarter primarily as a result of higher restoration and reclamation service revenue at Mitigation Resources. The significant increase in the operating loss is due to the impairment charges of $12 million for certain solar development projects within ReGen Resources. Excluding these impairment charges, the Unallocated operating loss and Segment Adjusted EBITDA improved moderately year over year.

Outlook
NACCO Industries is a diversified natural resources company with a unique business model strategically positioned to deliver stable and growing financial returns over the long term. Our business model is purposefully built for durability and resilience with an expanding portfolio of long-term contracts, relationships and investments that leverage our proven operational expertise, disciplined capital allocation and an entrepreneurial yet patient approach. We have methodically built unique capabilities and clear competitive advantages that allow us to pursue a wide range of growth opportunities, often completely integrated into customers’ operations in partnership-based relationships. We have multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term.

Our foundation rests on a stable base of long-term coal mining contracts and legacy mineral and royalty assets, which generate dependable recurring cash flows. As new long-term contracts and investments are added across the Company, these new multi-year agreements create a “layering effect" as their contributions compound over time.

While these long-term agreements and investments are intended to strengthen our earnings base over time, we continually evaluate whether individual projects or initiatives remain aligned with our strategic and financial objectives. As part of this process, changing market conditions, regulatory developments and project-specific challenges led us to reassess certain solar investments during the 2026 second quarter. In early July, we began pursuing a range of alternatives, including potential asset sales, contract amendments and other strategic actions, to monetize these investments and reduce our exposure. Depending on the outcome of these activities, additional curtailment costs could be incurred.

Strong first-half 2026 operating performance across our reportable segments is expected to drive year‑over‑year improvements in full-year 2026 Consolidated Adjusted EBITDA, which excludes the solar impairment charges and a $7.8 million pre-tax pension settlement charge recorded in 2025. While we expect Consolidated Adjusted EBITDA to remain strong in the second half of 2026, growth is expected to moderate relative to both the first half of 2026 and prior-year periods.

We also expect second-half consolidated operating profit and net income to decline from first-half 2026 and prior-year levels. Expectations for lower second-half operating profit are primarily driven by potential additional solar project curtailment costs and expected inventory write-downs at Mississippi Lignite Mining Company. Given the effect of the realized and anticipated 2026 charges, we expect full-year operating profit and net income will be significantly lower than in 2025. Comparisons to prior-year net income also reflect a $6.0 million after-tax pension settlement charge recognized in the second half of 2025.

At our Utility Coal Mining segment, operated by North American Coal®, full-year customer demand is expected to be comparable and operating profit is expected to increase year over year due to a shift in focus to reclamation activities in the first half of 2026. During the second half of 2026, customer demand is expected to decline modestly compared with the prior-year period, provided Mississippi Lignite Mining Company's customer's power plant operates as currently planned. Operating results at Mississippi Lignite Mining Company are expected to decline from the first half of 2026, particularly in the third quarter, due to lower customer demand, higher diesel fuel costs and an anticipated inventory impairment charge. A higher contractually determined per ton sales price is anticipated to mitigate the lower demand. Earnings at the unconsolidated mining operations are also expected to decline primarily due to reclamation services at the Sabine Mining Company concluding as of September 30, 2026.

Looking ahead to 2027, overall customer demand for coal is expected to remain consistent with 2026, while profitability is expected to improve. This increase is driven by anticipated improvements at Mississippi Lignite Mining Company if the customer's power plant is able to operate more consistently, as well as continued stable earnings at our unconsolidated operations. Anticipated improved results at the remaining unconsolidated mining locations should mostly offset the absence of reclamation income at the Sabine Mining Company.

The Contract Mining segment, operated by North American Mining®, serves as our mining growth platform. We are building a growing portfolio of long-term contracts through geographic and mineral expansion that are expected to strengthen the foundation for sustained profitability in this segment. In early 2026, we commenced activities under a new dragline services contract as part of a U.S. Army Corps of Engineers construction project in Palm Beach County, Florida. We also anticipate commencing operations at a new limestone quarry in Arizona during fourth-quarter 2026.

Sawtooth Mining, a North American Mining subsidiary, provides exclusive comprehensive mining services at Thacker Pass, which is owned by a joint venture led by Lithium Americas Corp. Sawtooth will supply all of the lithium-bearing ore requirements for our customer's Thacker Pass lithium processing facility, which is currently under construction. This project is providing stable income during construction and is expected to contribute increased income and long-term cash flows as lithium production commences and ramps up to full production, which is targeted for 2028.

As a result of earnings contributions from new contracts, we anticipate substantial year-over-year growth in Contract Mining operating profit and Segment Adjusted EBITDA for both the second half and full year of 2026. Second-half results are expected to moderate from the strong first-half levels as customer demand is projected to decline, primarily in the fourth quarter.

We expect significant operating profit improvement in the Contract Mining segment in 2027. This growth is driven by a full year of the dragline services contract in Palm Beach County, Florida, and contributions from operations at the Arizona quarry as well as potential new deals in the pipeline.

The Minerals and Royalties segment, managed by Catapult Mineral Partners®, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The Catapult team is expanding its portfolio by leveraging a data-driven approach to capital deployment that incorporates a longer-term view of production and development. This segment also holds a meaningful equity investment in Eiger Resources that has working interests in oil and natural gas assets. Anticipated increases in income from Eiger and the benefit of higher oil prices are projected to be more than offset by anticipated production declines and a changing mix of production and development activity. As a result, operating profit and Segment Adjusted EBITDA are expected to decline compared with the first half of 2026 as well as the second-half and full-year 2025. The Minerals and Royalties segment is projected to continue generating meaningful earnings and cash flow in 2027, while operating profit is expected to moderate primarily due to normal production declines and a continuation of the current moderate pace of domestic development activity. Changes in commodity prices or production and development assumptions, including effects of the ongoing Middle East conflict, could alter current expectations.

Mitigation Resources of North America® provides natural resource restoration and reclamation services that include stream and wetland mitigation solutions. Mitigation Resources is successfully leveraging its strong reputation and clear competitive strengths to expand into additional mitigation, restoration and reclamation markets. Mitigation Resources is expected to deliver increasing profitability over time from the sale of mitigation credits and as reclamation and restoration services expand. This business, while currently variable in performance due to permit and project timing, is expected to generate a profit in 2027 and move toward more consistent and improving results over time as the business expands and its portfolio of mitigation projects matures.

We continue to invest in our businesses to support future growth. Based on the current project pipeline, we anticipate investing up to $35 million in the remainder of the year, primarily for business development opportunities. These expenditures will be made only if projects meet our disciplined capital investment criteria. While we anticipate a moderate year-over-year increase in cash generated from operations, cash flow before financing is projected to remain a use of cash in 2026, reflecting our planned investment activity. We expect full-year 2026 cash flow before financing to improve modestly over 2025, and continue to improve into 2027.

We remain confident in our ability to deliver improving results and increasing cash flow over time. Earnings are expected to benefit from continued expansion in Contract Mining and Mitigation Resources, along with improved operating performance across our other businesses. Looking ahead, as our recent investments mature, they are expected to support sustained earnings growth and stronger cash flow.

Our businesses provide essential inputs for electricity generation, construction and development, and industrial production. As demand for reliable uninterrupted energy continues to grow, natural resources fundamentals remain strong, reinforcing the importance of dependable baseload generation. Recent policy developments, including the re-establishment of the National Coal Council, highlight coal’s ongoing strategic role in supporting grid reliability, economic competitiveness and national security. This development, along with a favorable regulatory environment, reinforces our confidence in our near-term outlook and long-term growth trajectory.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of a growing portfolio of long-term contracts and strategic growth investments create a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns. We pursue opportunities that other companies with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to stockholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 6, 2026 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID:3241028, or over the Internet through NACCO Industries' website at ir.nacco.com/overview. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 13, 2026. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers from extended power plant outages, weather conditions or other events that would change the level of customers' coal or aggregates requirements, (2) customer liquidity constraints that could increase exposure to customer credit risk, (3) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (4) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (5) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (6) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (7) changes in development plans by third-party lessees of the Company's mineral interests, (8) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (9) any customer's premature facility closure or extended project development delay, (10) federal and state legislative and regulatory actions affecting fossil fuels, (11) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (12) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (13) impairment charges, (14) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (15) equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (18) the ability to attract, retain, and replace workforce.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources® businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenues	$72,310	$68,235	$135,085	$133,806
Cost of sales	57,108	61,415	105,592	117,332
Gross profit	15,202	6,820	29,493	16,474
Earnings of unconsolidated operations	14,164	13,138	30,735	29,124
Operating expenses
Selling, general and administrative expenses	19,248	19,773	38,949	37,641
Amortization of intangible assets	196	245	347	407
Loss (gain) on sale of assets	205	(9)	199	(81)
Asset impairment charges	11,984	—	11,984	—
	31,633	20,009	51,479	37,967
Operating profit (loss)	(2,267)	(51)	8,749	7,631
Other expense (income)
Interest expense	1,620	1,944	3,278	3,718
Interest income	(633)	(770)	(1,228)	(1,635)
Closed mine obligations	445	503	934	976
(Gain) loss on equity securities	(858)	(349)	(1,313)	521
Gain on settlement of excess funding liability	—	(3,590)	—	(3,590)
Other, net	332	217	424	520
	906	(2,045)	2,095	510
Income (loss) before income tax benefit	(3,173)	1,994	6,654	7,121
Income tax benefit	(2,210)	(1,266)	(1,219)	(1,039)
Net income (loss)	$(963)	$3,260	$7,873	$8,160

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.13)	$0.44	$1.05	$1.10
Diluted earnings (loss) per share	$(0.13)	$0.44	$1.04	$1.10

Basic weighted average shares outstanding	7,542	7,445	7,508	7,398
Diluted weighted average shares outstanding	7,542	7,445	7,548	7,446

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended					LTM
	6/30/2025	9/30/2025	12/31/2025	3/31/2026	6/30/2026	6/30/2026
		(in thousands)
Net income (loss)	$3,260	$13,254	$(3,840)	$8,836	$(963)	$17,287
Pension settlement charge	—	—	7,804	—	—	7,804
Asset impairment charges	—	—	—	—	11,984	11,984
Income tax provision (benefit)	(1,266)	(7,297)	3,906	991	(2,210)	(4,610)
Interest expense	1,944	1,087	949	1,658	1,620	5,314
Interest income	(770)	(708)	(709)	(595)	(633)	(2,645)
Depreciation, depletion and amortization expense	6,091	6,194	6,199	5,507	6,110	24,010
Consolidated Adjusted EBITDA*	$9,259	$12,530	$14,309	$16,397	$15,908	$59,144
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before pension settlement charge, asset impairment charges, income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2026
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$21,477	$36,919	$10,617	$4,433	$(1,136)	$72,310
Cost of sales	21,104	32,045	1,278	3,815	(1,134)	57,108
Gross profit (loss)	373	4,874	9,339	618	(2)	15,202
Earnings (loss) of unconsolidated operations	13,646	1,579	(1,061)	—	—	14,164
Loss (gain) on sale of assets	122	105	—	(22)	—	205
Asset impairment charges	—	—	—	11,984	—	11,984
Operating expenses*	7,617	2,583	1,530	7,714	—	19,444
Operating profit (loss)	$6,280	$3,765	$6,748	$(19,058)	$(2)	$(2,267)
Segment Adjusted EBITDA**
Operating profit (loss)	$6,280	$3,765	$6,748	$(19,058)	$(2)	$(2,267)
Depreciation, depletion and amortization	2,404	2,493	944	269	—	6,110
Asset impairment charges	—	—	—	11,984	—	11,984
Segment Adjusted EBITDA**	$8,684	$6,258	$7,692	$(6,805)	$(2)	$15,827

	Three Months Ended June 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$28,626	$30,723	$7,268	$2,223	$(605)	$68,235
Cost of sales	30,327	28,659	986	2,051	(608)	61,415
Gross profit (loss)	(1,701)	2,064	6,282	172	3	6,820
Earnings (loss) of unconsolidated operations	11,656	1,232	251	(1)	—	13,138
(Gain) loss on sale of assets	(14)	—	—	5	—	(9)
Operating expenses*	8,747	2,286	1,328	7,657	—	20,018
Operating profit (loss)	$1,222	$1,010	$5,205	$(7,491)	$3	$(51)
Segment Adjusted EBITDA**
Operating profit (loss)	$1,222	$1,010	$5,205	$(7,491)	$3	$(51)
Depreciation, depletion and amortization	2,132	2,917	845	197	—	6,091
Segment Adjusted EBITDA**	$3,354	$3,927	$6,050	$(7,294)	$3	$6,040
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2026
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$38,168	$69,558	$20,163	$9,264	$(2,068)	$135,085
Cost of sales	37,054	59,789	2,399	8,427	(2,077)	105,592
Gross profit	1,114	9,769	17,764	837	9	29,493
Earnings (loss) of unconsolidated operations	27,754	3,081	(100)	—	—	30,735
Loss (gain) on sale of assets	122	100	(1)	(22)	—	199
Asset impairment charges	—	—	—	11,984	—	11,984
Operating expenses*	15,042	4,997	3,181	16,076	—	39,296
Operating profit (loss)	$13,704	$7,753	$14,484	$(27,201)	$9	$8,749
Segment Adjusted EBITDA**
Operating profit (loss)	$13,704	$7,753	$14,484	$(27,201)	$9	$8,749
Depreciation, depletion and amortization	4,716	4,491	1,831	579	—	11,617
Asset impairment charges	—	—	—	11,984	—	11,984
Segment Adjusted EBITDA**	$18,420	$12,244	$16,315	$(14,638)	$9	$32,350

	Six Months Ended June 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$47,865	$62,249	$18,170	$6,623	$(1,101)	$133,806
Cost of sales	52,897	57,037	3,230	5,288	(1,120)	117,332
Gross profit (loss)	(5,032)	5,212	14,940	1,335	19	16,474
Earnings (loss) of unconsolidated operations	26,119	2,201	805	(1)	—	29,124
(Gain) loss on sale of assets	(86)	—	—	5	—	(81)
Operating expenses*	16,160	4,433	2,633	14,822	—	38,048
Operating profit (loss)	$5,013	$2,980	$13,112	$(13,493)	$19	$7,631
Segment Adjusted EBITDA**
Operating profit (loss)	$5,013	$2,980	$13,112	$(13,493)	$19	$7,631
Depreciation, depletion and amortization	4,150	5,619	2,753	362	—	12,884
Segment Adjusted EBITDA**	$9,163	$8,599	$15,865	$(13,131)	$19	$20,515
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.